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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CTS Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2015

Dear CTS Shareholder:

        You are cordially invited to attend the 2015 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, May 21, 2015, at 9:30 a.m. Central Daylight Time, at the Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563.

        We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2015 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2014, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on page 3 of the 2015 Proxy Statement.

        We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

        We look forward to seeing you at the meeting.

        Kieran O'Sullivan
        Chairman, President and Chief Executive Officer

- i -

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On
May 21, 2015

To CTS Shareholders:

          The 2015 Annual Meeting of Shareholders of CTS Corporation will be held on Thursday, May 21, 2015, at 9:30 a.m. Central Daylight Time, at Hotel Arista located at 2139 City Gate Lane, Naperville, Illinois 60563. To obtain directions to the meeting location, please call (630) 577-8897, or see the map on page 3 of the Proxy.

          Only CTS shareholders of record at the close of business on March 24, 2015 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote upon the following items:

Election of eight directors for a one-year term;
Approval, on an advisory basis, of the compensation of CTS' named executive officers;
Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2015; and
Any other business properly presented at the meeting.

          Your Board of Directors recommends that you vote in favor of the director-nominees, in favor of the advisory approval of CTS' named executive officer compensation and in favor of the ratification of the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Robert J. Patton Corporate Secretary

April 9, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015.

The Notice, 2015 Proxy Statement, Form of Proxy
and 2014 Annual Report to Shareholders are available at
http://www.ctscorp.com/investor_relations/proxy_statement/proxy_statement.htm

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 21, 2015

          This proxy statement is furnished in connection with the solicitation by the Board of Directors ("Board") of CTS Corporation ("CTS", "we", "us", "our" or "the Company") of proxies to be voted at the 2015 Annual Meeting of Shareholders ("Annual Meeting"). CTS will bear the cost of this solicitation. On or about April 9, 2015, the Company mailed to its shareholders the Notice of Internet Availability of Proxy Materials, and made available this proxy statement, the accompanying proxy card and Annual Report to Shareholders. The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:
Upon what may I vote?

A:
(1)   Election of director-nominees to serve on the Board;

(2)
Approval, on an advisory basis, of the compensation of CTS' named executive officers; and

(3)
Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2015.

Q:
How does the Board recommend that I vote?

A:
The Board recommends that you vote:

(1)
FOR each of the director-nominees identified in this proxy statement;

(2)
FOR advisory approval of CTS' named executive officer compensation; and

(3)
FOR ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2015.

Q:
How will voting on any other business be conducted?

A:
We are not aware of any other business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Kieran O'Sullivan, Chairman, President and Chief Executive Officer, and Robert J. Patton, Vice President, General Counsel and Corporate Secretary, to vote on those matters at their discretion.

Q:
How many votes are needed for approval of each proposal presented in this proxy statement?

A:
Assuming that at least a majority of the shares of CTS common stock are represented at the Annual Meeting, either in person or by proxy:

(1)
The eight director-nominees receiving the most votes will be elected. Only votes cast for a nominee will have an impact on the election of directors. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will have no impact as they will only result in those nominees receiving fewer votes;

  (2)
  An affirmative vote of a majority of votes cast is necessary to approve, on an advisory basis, the compensation of CTS' named executive officers, although such vote will not be binding on CTS. Abstentions and broker non-votes will have no impact on the outcome of this proposal; and

  (3)
  The Audit Committee's appointment of Grant Thornton LLP as CTS' independent auditor for 2015 will be ratified if a majority of the votes cast support the appointment. Because the proposal to ratify the appointment of Grant Thornton LLP is considered "routine," your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. Abstentions have no impact on the outcome of this proposal.

Q:
Who is entitled to vote?

A:
Shareholders of record at the close of business on March 24, 2015, which is referred to in this proxy statement as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 33,364,359 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of CTS common stock held on the Record Date.

Q:
How do I vote?

A:
Please follow the instructions on your Notice of Internet Availability of Proxy Materials to vote online or by telephone up until 11:59 p.m. Eastern Daylight Time on May 20, 2015. Of course, you may always vote in person at the meeting. You may revoke your proxy at any time before it is exercised by giving us written notice, sent to our principal executive offices, by submitting a duly executed proxy card to us bearing a later date or by giving notice to us at the Annual Meeting.

Q:
How can I vote shares of CTS common stock that I hold under the CTS Corporation Retirement Savings Plan?

A:
The CTS Corporation Retirement Savings Plan is CTS' 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares of CTS common stock in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares of CTS common stock in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Daylight Time on May 19, 2015. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions for how to vote your shares of CTS common stock, they will not be voted.

Q:
Who is entitled to attend the Annual Meeting?

A:
Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date and to pre-approved guests of CTS. All shareholder guests must be pre-approved by CTS and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the Record Date. Additionally, if you are not the record holder of your shares, to attend the Annual Meeting you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

  Below is a map reflecting the location of CTS' Annual Meeting.

Q:
Who solicits proxies on behalf of the Board and how much will this proxy solicitation cost?

A:
In March, 2015, CTS hired Georgeson, Inc. to solicit votes for a fee of $5,000. CTS also reimburses Georgeson, Inc. for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries, and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS' behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:
How can I receive paper or email copies of the proxy materials?

A:
Shareholders wishing to receive paper or email copies of the proxy materials for the Annual Meeting and for future annual meetings of shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by directing written or oral requests to CTS Corporation, Corporate Secretary, 2375 Cabot Drive, Lisle, Illinois 60532, by calling (630) 577-8831 and asking to speak to our Corporate Secretary, or by sending an email to shareholder.services@ctscorp.com by May 7, 2015 or by following the directions on your proxy card.

Q:
How may a shareholder nominate a candidate for election to the Board?

A:
Director-nominees for the 2016 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of the Corporate

  Secretary for CTS. Pursuant to the CTS Corporation Bylaws, all nominations must be received no earlier than January 7, 2016 and no later than February 21, 2016. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS' Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS' Corporate Secretary, or from CTS' website at http://www.ctscorp.com/governance/bylaws.htm.

Q:
When are shareholder proposals for the 2016 Annual Meeting of Shareholders due?

A:
CTS' advance notice Bylaw provisions require that in order to be presented at the 2016 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of the Corporate Secretary for CTS, and must be received no earlier than January 7, 2016 and no later than February 21, 2016. Certain information is required to be included with shareholder proposals, which is described in CTS' Bylaws. Upon request, copies of the Bylaws may be obtained free of charge from CTS' Corporate Secretary, or from CTS' website at http://www.ctscorp.com/governance/bylaws.htm. To be included in our proxy materials relating to the 2016 Annual Meeting of Shareholders, proposals must be received by us on or before December 11, 2015 (or, if the date of the 2016 Annual Meeting of Shareholders is more than 30 days before or after the date of the 2015 Annual Meeting of Shareholders, a reasonable time before we begin to print and send our proxy materials).

PROPOSALS UPON WHICH YOU MAY VOTE

ELECTION OF DIRECTORS;
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS' NAMED EXECUTIVE OFFICERS; AND
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS' INDEPENDENT AUDITOR FOR 2015.
Your Board recommends a vote FOR the director-nominees, FOR advisory approval of CTS' named executive officer compensation and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

          CTS' Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board. The Board has established the number of authorized directors at eight, effective as of the Annual Meeting. There are eight director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

          As part of the succession planning and search process, the Nominating and Governance Committee and the Board assessed the Board's size. Given CTS' smaller size as a result of the 2013 divestiture of its Electronics Manufacturing Solutions business, and in light of CTS' strategy to "Simplify, Focus and Drive Growth," the Board concluded that it should reduce its size from ten directors to eight directors, effective as of the Annual Meeting, to evidence its commitment to simplification and reducing costs.

          Accordingly, at their request, long-serving directors Thomas G. Cody and Michael A. Henning were not nominated to stand for re-election at the Annual Meeting. CTS is sincerely grateful for their many years of service, Mr. Cody since 1998 and Mr. Henning since 2000, and wishes them a happy and healthy future.

          One of the eight director nominees, Mr. William S. Johnson, was appointed to our Board on February 11, 2015. A summary of Mr. Johnson's biography and qualifications are set forth in the next section along with our recommendation that you vote "for" his election at the Annual Meeting.

          Nominees for the Board of Directors.    Each director-nominee named below is currently a director of CTS. The ages shown are as of April 9, 2015, the date of this proxy statement. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board will, in their sole discretion and pursuant to authority granted by the CTS Bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW Age 70	Director since 1999

Mr. Catlow is the retired Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Prior to that, Mr. Catlow served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech International's investments and was responsible for global acquisitions and alliances. The Board believes Mr. Catlow's experience in international business, his experience in the wireless communications infrastructure industry, and his experience as a top level executive make him well qualified to serve as a director.
LAWRENCE J. CIANCIA Age 72	Director since 1990

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions, and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. The Board believes Mr. Ciancia's experience in international mergers and acquisitions and his experience as a top level executive make him well qualified to serve as a director.

PATRICIA K. COLLAWN Age 56	Director since 2003

Ms. Collawn is Chairman, President and Chief Executive Officer of PNM Resources, Inc., a multi-state utilities corporation serving electricity customers. Ms. Collawn was named Chairman effective January 1, 2011. In March 2010, she was made a director of PNM Resources, Inc. She was President and Chief Operating Officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. The Board believes that Ms. Collawn's experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.
GORDON HUNTER Age 63	Director Since 2011

Mr. Hunter is the Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company. Mr. Hunter has served as a director of Littelfuse, Inc. since June 2002, and joined the company as Chief Operating Officer in November 2003. He assumed the role of Chairman, President, and Chief Executive Officer of Littelfuse, Inc. on January 1, 2005. He is currently a member of the Board of Directors of Veeco Instruments, Inc., where he serves on its Compensation Committee. Mr. Hunter also serves on the Council of Advisors of Shure Incorporated. The Board believes that Mr. Hunter's experience as a sitting President and Chief Executive Officer of a publicly traded corporation serving global markets, as well as substantial experience in the electronics industry, make him well qualified to serve as a director.
WILLIAM S. JOHNSON Age 58	Director Since 2015

Mr. Johnson is Executive Vice President and Chief Financial Officer of Cabot Microelectronics Corporation, a global supplier of specialty materials to the semiconductor industry. He joined the company as Chief Financial Officer in April, 2003, and was named an Executive Vice President in April, 2013. Prior to 2003, he was Executive Vice President and Chief Financial Officer for Budget Group, Inc. from August 2000 to March 2003. Before that, Mr. Johnson worked 16 years at BP Amoco in various finance and management positions. The Board believes that Mr. Johnson's experience as a sitting Chief Financial Officer of a publicly traded corporation serving global markets, in addition to his financial expertise in a range of industries, substantial risk management skills and broad international business experience, make him well qualified to serve as a director.
DIANA M. MURPHY Age 58	Director since 2010

Ms. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm, serving in that capacity since January 2007. She is also the managing director of the Georgia Research Alliance Venture Fund, a private investment fund created to help finance promising companies emerging from Georgia's research universities, serving in that capacity since 2012. Prior to joining Rocksolid, she was a Managing Director at Chartwell Capital Management Company, a private equity firm. She is a Director of Landstar System, Inc., Georgia Research Alliance Venture Fund, LLC and the Coastal Bank of Georgia, along with other private and non-profit boards. She is a member of the Executive Committee and Vice President of the United States Golf Association. The Board believes that Ms. Murphy's extensive experience in business management, strategic planning, marketing, public relations and experience on the boards of other companies make her well qualified to serve as a director.

KIERAN O'SULLIVAN Age 53	Director since 2013

Mr. O'Sullivan is the Chairman, President and Chief Executive Officer of CTS. Prior to assuming this role on January 7, 2013, Mr. O'Sullivan served as Executive Vice President of Continental AG's Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006. The Board believes that Mr. O'Sullivan's over twenty-six years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics and automotive business segments make him well qualified to serve as a director.
ROBERT A. PROFUSEK Age 65	Director since 1998

Mr. Profusek is the head of mergers & acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as the Lead Director of Valero Energy Corporation and is a member of Valero's Compensation Committee and Nominating and Governance Committee. He previously served as a director of two other NYSE-listed companies. The Board believes that Mr. Profusek's substantial experience in mergers and acquisitions, corporate governance and experience serving as a director of other companies make him well qualified to serve as a director.

Your Board recommends a vote FOR each of these director-nominees.

PROPOSAL 2: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF CTS' NAMED EXECUTIVE OFFICERS

          As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 ("Exchange Act"), our Board of Directors is submitting a "Say-on-Pay" proposal for shareholder consideration. The Compensation Discussion and Analysis section of this proxy statement describes CTS' executive compensation program and the compensation decisions made by the Compensation Committee and the Board in 2014 with respect to our named executive officers. CTS is asking shareholders to cast an advisory shareholder vote approving the compensation of CTS' named executive officers (commonly referred to as a "say-on-pay" vote). Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2016 Annual Meeting of Shareholders.

          As we describe in the Compensation Discussion and Analysis section of this proxy statement, CTS' executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS' performance, and to align executives' interests with those of shareholders. These goals are achieved through the application of a number of techniques, such as:

  •
  balancing fixed pay versus incentive-based compensation appropriately;

  •
  selecting appropriate and broad-based performance metrics;

  •
  establishing reasonable performance thresholds;

  •
  capping performance-based compensation awards at certain maximum levels;

  •
  requiring multiple-year performance periods for performance-based awards; and

  •
  vesting a significant amount of equity compensation over multi-year periods.

          CTS remains committed to the use of broad-based metrics such as earnings per share, strategic business unit operating earnings, sales growth and relative total shareholder return in measuring corporate performance.

          For these reasons, the Board is asking shareholders to vote FOR the following resolution:

            "RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby approved."

          While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Your Board recommends a vote FOR the advisory approval of CTS' named executive officer compensation.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR FOR 2015

          Grant Thornton LLP has served as CTS' independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS' independent auditor for 2015. In the event that ratification of the appointment of Grant Thornton LLP as independent auditor for 2015 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee's future selection of independent auditors.

          Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity to make such statements as they desire.

Your Board recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as independent auditor for 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires CTS' directors, executive officers, and certain persons who own more than 10% of the outstanding shares of CTS common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of the outstanding shares of CTS securities are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner for the year ended December 31, 2014.

 COMMITTEES OF THE BOARD OF DIRECTORS

          Directors are assigned to committees by the full Board each year following their election at the Annual Meeting.

Compensation Committee

          The Compensation Committee is a standing committee of the Board. Directors Collawn, Catlow, Hunter and Murphy are the current members of the Compensation Committee. Ms. Collawn is the Chairman of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Compensation Committee held five meetings in 2014. A copy of the Compensation Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/compensationcharter.htm.

          The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer's compensation. The Compensation Committee also administers the CTS Corporation 2014 Performance and Incentive Compensation Plan, and the annual equity and non-equity performance programs. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer's form and level of compensation to the Board for approval.

          The Compensation Committee may, from time-to-time, direct senior functionaries of the corporation's human resources department to research specific issues and make recommendations to the Compensation Committee. In addition, for 2014, the Compensation Committee engaged Compensation Strategies as its compensation consultant. The Compensation Committee has assessed the independence of Compensation Strategies, as required under stock exchange listing requirements. The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC; that could give rise to a potential conflict of interest with respect to Compensation Strategies during 2014. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Compensation Strategies.

          Compensation Committee Interlocks and Insider Participation.    Directors Collawn, Catlow, Hunter and Murphy were appointed to the Compensation Committee following their election to the Board at CTS' 2014 Annual Meeting of Shareholders. During 2014, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

          The Nominating and Governance Committee is a standing committee of the Board. Directors Henning, Ciancia, Collawn and Murphy are the current members of the Nominating and Governance Committee. Mr. Henning is the Chairman of the Nominating and Governance Committee but is turning over the Chairmanship to Ms. Murphy as of the May 21, 2015 Annual Meeting. Mr. Johnson will join this

Committee if elected at the Annual Meeting. Each member of the Nominating and Governance Committee is an independent director as defined by the NYSE Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines.

          The Nominating and Governance Committee held two meetings in 2014. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/governancecharter.htm.

          The Nominating and Governance Committee reviews and makes recommendations to the Board concerning committee assignments, director-nominees for election at the Annual Meeting, and CTS officers for election. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board and makes recommendations on matters of corporate governance. CTS' Bylaws describe the process for nominating a candidate for election to the Board at the Annual Meeting. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2015 Annual Meeting. At this time, the Board does not believe a formal policy regarding shareholder director-nominees is necessary since CTS' Bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

          The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks a diverse selection of candidates who possess the experience necessary to make a valuable contribution to the Board. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experiences are represented on the Board. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Audit Committee

          The Audit Committee is a standing committee of the Board. Directors Ciancia, Catlow and Henning are the current members of the Audit Committee. Mr. Ciancia is the Chairman of the Audit Committee. Mr. Johnson will succeed Mr. Henning if Mr. Johnson is elected at the Annual Meeting. Each member of the Audit Committee and Mr. Johnson are financially literate and meets the independence standards applicable to audit committee members under the NYSE Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board has determined that Messrs. Henning and Johnson each qualify as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K.

          The Audit Committee held nine meetings in 2014. A copy of the Audit Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/auditcharter.htm.

          The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS' financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews CTS' compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee Replaced with Technology and Transactions Committee

          As part of the Board's commitment to corporate governance, the Board and each Committee engage in a self-assessment process designed to ensure that the current and best corporate governance practices are being utilized and that the Board and Committees are maximizing their value to CTS. In 2014, the Board concluded that CTS would be better served with a Technology and Transactions Committee instead of its historical Finance and Strategic Initiatives Committee. The duties and responsibilities of the Technology and Transactions Committee are:

  •
  review CTS' technology strategy, new product development program, and performance in the context of targeted market segments and the Company's strategic goals;

  •
  review the Company's organic development of technology, and opportunities to acquire technology directly or through business acquisition or combination transactions;

  •
  review key technology initiatives, their expected benefits and impact on the Company's or a business unit's strategy and timelines for implementation;

  •
  review existing and future trends and threats in technology that may impact the Company's or a business unit's strategy;

  •
  review on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the full board; and

  •
  report activities of the Committee to the full Board.

          Directors Profusek, Cody, Hunter and O'Sullivan are the current members of the Technology and Transaction Committee with Mr. Profusek as the Chairman. After the Annual Meeting, Mr. Hunter is expected to serve as Chairman with Directors Catlow, Profusek and O'Sullivan as members.

          This Committee held three meetings in 2014. A copy of the Technology and Transactions Committee Charter may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/technologycharter.htm.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance

          During 2014, the Board held five meetings and took action by unanimous written consent two times. In 2014, all of the directors attended at least 75% of the meetings of the Board and the standing committees of which they were then members, either in person or by phone. It is the policy of the Board that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2014 Annual Meeting of Shareholders attended that meeting.

Director Independence

          The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

  •
  Is not an employee of CTS and has not been an employee of CTS for at least five years;

  •
  Is not an affiliate of CTS other than in the capacity as a director, and has not been an affiliate of CTS for at least five years;

  •
  Is not an employee or affiliate of CTS' present auditing firm or an auditing firm retained by CTS within the past five years and has not been an employee or affiliate of such a firm for at least five years;

  •
  Is not an employee of a company on whose board an executive of CTS presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

  •
  Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of CTS' consolidated gross revenues, and has not been an employee of such a company for at least five years;

  •
  Is not an employee of any company which made payments to or received payments from CTS which exceeded 2% or $1 million, whichever is greater, of that company's consolidated gross revenues, and has not been an employee of such a company for at least five years;

  •
  Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

  •
  Does not presently receive any direct or material indirect compensation from CTS other than compensation attributable to the director's service as a member of the Board and its committees;

  •
  Has not received more than $10,000 per year in direct compensation from CTS during the past five years, excluding compensation attributable to the director's service as a member of the Board and its committees;

  •
  Does not have any other relationship with CTS or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director's ability to exercise his independent judgment as a director; and

  •
  Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

          For purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, the Board has determined that CTS' purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

          Additionally, for purposes of determining whether a director has a material relationship with CTS apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/guidelines.htm.

          The Board has determined that each non-management director is or was an independent director and has or had no material relationship with CTS, apart from his or her service as a director. The Board made this determination by reference to the definition of an independent director contained in the NYSE Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines, as described above. As a result, the Board concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Michael A. Henning, Gordon Hunter, William S. Johnson, Diana M. Murphy and Robert A. Profusek are each independent directors.

          CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation that might be construed to disqualify a director as independent and to make a recommendation to the Board regarding the director's service on Board committees and nomination for re-election to the Board. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflict of interest and recommend appropriate action to the Board.

Meetings of Non-Management Directors

          It is the policy of the Board to hold an independent session excluding management directors at each regular scheduled Board meeting. In 2014, an independent session was held at each regular Board meeting. The Lead Independent Director of the Board presides over the independent sessions.

Board Leadership Structure

          CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent or non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive or Executive Chairman and Chief Executive Officer. Currently, Mr. O'Sullivan serves as Chairman of the Board, President and Chief Executive Officer and Mr. Cody serves as Lead Director. Mr. O'Sullivan is the only CTS director who is not independent. He does not receive any additional compensation for his service on the Board. Mr. Profusek is expected to succeed Mr. Cody as Lead Director after the Annual Shareholder Meeting.

          The Lead Independent Director is the leader of the independent directors, and leads all meetings of independent directors, which normally occur after each Board meeting. A full description of his duties is as follows:

  1.
  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

  2.
  Approve meeting agendas and schedules for the Board;

  3.
  Review key strategic initiatives presented to the Board;

  4.
  Serve as a liaison between the Chairman and the independent directors. To that end, ensure personal availability for consultation and communication with independent directors and with the Chief Executive Officer, as appropriate;

  5.
  Call special meetings of the independent directors, as the Lead Independent Director may deem to be appropriate;

  6.
  Be available, at the request of major shareholders, for consultation and direct communication. Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, consulting on such with the Chief Executive Officer or other directors as the Lead Independent Director may deem appropriate;

  7.
  Act as a sounding board for the Chief Executive Officer and/or independent directors with respect to strategies, plans, organization, relationships, accountabilities, and other issues;

  8.
  Between regularly scheduled Board meetings discuss with the Chief Executive Officer key corporate risks and current issues and plans for presentations on such to the full Board or its committees;

  9.
  Lead the independent directors in appraising the Chief Executive Officer's performance at least annually; and

  10.
  Lead the directors in appraising the Board's performance at least annually.

          The General Counsel and Corporate Secretary's Office provide support to the Lead Independent Director in fulfilling his role. The Lead Independent Director receives an annual retainer of $20,000, in addition to his ordinary director compensation, for the services the Lead Independent Director provides. The Board has established this leadership structure because the Board believes it is effective, efficient, and appropriate to CTS' size and complexity. Additionally, this structure represents a cost-effective allocation of responsibilities.

          Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chairman and Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial business and business-related experience. Additionally, most have served on the Board for a number of years. As discussed above, the independent directors meet in separate session excluding all management at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the one non-independent director, the combined Chairman and Chief Executive Officer, by a large supermajority.

Board of Directors' Role in Risk Oversight

          As a part of its oversight function, the Board monitors how management operates the corporation. Risk is an important part of deliberations at the Board and committee levels throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation-related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, as a whole the Board considers risks affecting the corporation. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of CTS' enterprise risk management process. The enterprise risk management process evaluates CTS' major risk exposures and the steps management has taken to monitor and mitigate these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to CTS when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board's leadership structure changes.

Director Education

          The CTS Corporation Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance at least annually.

Stock Ownership Guidelines

          The Board has adopted stock ownership guidelines that apply to non-employee directors and executives in order to increase the alignment of their interests with those of shareholders and promote enduring shareholder value. Specifically, our Chief Executive Officer is required to hold a number of share units equal to five and one half times (5.5x) his base salary, our directors are required to hold a number of share units equal to five and one half times (5.5x) their annual base cash retainer, and named executive officers ("Named Executive Officers") other than the Chief Executive Officer are required to hold a number of share units equal to three times (3x) their base salaries. Until such time as a Named Executive Officer or Chief Executive Officer has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Thereafter, the Named Executive Officer or Chief Executive Officer is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by the CTS subsequent to the date on which the applicable share ownership guideline is attained, net of amounts required to pay taxes and exercise prices. Similar to the Named Executive Officers and Chief Executive Officer, until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain 100% of the share units awarded to him or her. Thereafter, he or she is expected to retain, for a period of at least two (2) years, at least 50% of the total share units with which he or she is credited as a result of equity awards made by CTS subsequent to the date on which the applicable share ownership guideline level is attained; provided, however, that this requirement will terminate upon retirement. The guidelines require each director, Chief Executive Officer and Named Executive Officer to attain the applicable share unit ownership within six years of his or her initial election or appointment.

          As part of CTS' commitment to paying for performance and to ensure that the interests of executives are aligned with those of shareholders, CTS expanded its guidelines on February 11, 2015 to provide that Vice Presidents (other than Named Executive Officers) reporting to the Chief Executive Officer are required to hold share units with a value equal to one times (1.0x) annual base salary. This share ownership guideline level will be recalculated whenever the Vice President receives an increase in base salary. Until such time as the Vice President has attained this share ownership guideline, he or she is expected to retain 50% of the share units awarded to him or her, net of amounts required to pay taxes and exercise prices. Prior to any sale of shares, the Vice President must consult with the Chief Executive Officer and General Counsel.

          The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS' website at http://www.ctscorp.com/governance/stockog.htm.

Director Resignation Policy

          The Board of Directors has adopted a director resignation policy, which designates the circumstances when a director must offer his or her resignation to the Board. Specifically, directors are expected to offer to resign from the Board when they change employment or when the major responsibilities they held when they joined the Board change. Such director may not necessarily leave the Board, but this policy provides an opportunity for the Board to review the appropriateness of his or her continued service.

          Additionally, any nominee for director in an uncontested election as to whom a majority of the shares of the corporation that are outstanding and entitled to vote in such election are designated to be "withheld" from or are voted "against" his or her election shall immediately tender his or her resignation, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. The Board will evaluate the best interests of CTS and its shareholders and may consider any factors it deems relevant in deciding whether to accept a director's resignation.

Code of Ethics

          CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the Code of Ethics may be obtained free of charge from the Corporate Secretary upon request or from CTS' website at http://www.ctscorp.com/governance/code_of_ethics.htm.

Communications to Directors

          Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board as a whole, by writing to the Corporate Secretary at CTS' executive offices located at 2375 Cabot Drive, Lisle, Illinois 60532. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Corporate Secretary will compile such communications and forward them to the directors on a periodic basis. However, the Corporate Secretary has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of CTS Common Stock

          The table below lists information about the persons known by CTS to beneficially own at least 5% of the outstanding shares of CTS common stock as of December 31, 2014, unless a different date is indicated below. There were 33,392,060 shares of CTS common stock issued and outstanding as of December 31, 2014. Except as otherwise noted below, the information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF CLASS
GAMCO Investors(1) One Corporate Center Rye, New York 10580	4,192,389	12.4%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, Texas 78746	3,119,314	9.3%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10022	3,050,235	9.1%
Heartland Advisors, Inc., et al.(4) 789 North Water Street Milwaukee, Wisconsin 53202	2,204,002	6.6%
Janus Capital Management LLC(5) 151 Detroit Street Denver, CO 80206	1,967,466	5.9%

(1)
GAMCO Investors, Inc. and its affiliates reported on schedule13D filed on April 24, 2014 having sole voting power with respect to 4,192,389 shares as of the record date April 4, 2014. The Reporting Persons beneficially own those Securities as follows: GAMCO Asset Management, Inc. had sole voting power with respect to 2,806,289 shares and sole dispositive power with respect to 3,006,789; Gabelli Funds had sole voting and dispositive power with respect to 821,000 shares; Teton Advisors, had sole voting and dispositive power with respect to 342,500 shares; Gabelli Securities, Inc. had sole voting and dispositive power with respect to 7,100 shares; MJG Associates had sole voting and dispositive power with respect to 10,000 shares; and Mario Gabelli had sole voting and dispositive power with respect to 5,000 shares.

(2)
As reported on Schedule 13 G/A filed on February 5, 2015, Dimensional Fund Advisors LP had sole voting power with respect to 3,087,013 and sole dispositive power with respect to 3,119,314 shares. Dimensional Fund Advisors LP reported that it is a registered investment adviser, it furnishes investment advice to four registered investment companies, and it serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as its Funds.) Dimensional also reported that it disclaims beneficial ownership of these securities, which are owned by the Funds.

(3)
As reported on Schedule 13G/A filed on January 12, 2015, BlackRock, Inc. a parent holding company, having sole voting and dispositive power with respect to 3,050,235 shares.

(4)
As reported on Schedule 13 G/A filed on February 12, 2015, each of Heartland Advisors, Inc., an investment adviser, and William J. Nasgovitz, the President and control person of Heartland Advisors, Inc. had shared voting and dispositive power with each other with respect to 2,204,002 shares. The clients of Heartland Advisors, Inc., and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sales of shares included in this Schedule. The Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owned 2,125,000 shares reported therein. Any remaining shares disclosed in this schedule are owned by various other accounts managed by Heartland

  Advisors, Inc. on a discretionary basis. To the best of Heartland Advisors' knowledge, none of the other accounts owned more than 5% of the outstanding stock.

(5)
As reported on Schedule 13G filed on February 18, 2015, Janus Capital LLC had sole voting and dispositive power with respect to 1,967,466 shares. Janus Capital Management LLC reported that it had a direct 96.81% ownership stake in INTECH Investment Management and a direct 100% ownership stake in Perkins Investment Management LLC. Due to this ownership structure, holdings for Janus Capital Management LLC, Perkins Investment Management LLC and INTECH Investment Management were aggregated for purposes of the Schedule. Janus Capital Management LLC reported that it and Perkins Investment Management LLC and INTECH Investment Management were registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to as "Janus Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Janus Managed Portfolios, Janus Capital Management LLC may have been deemed to be the beneficial owner of 1,967,466 shares held by Janus Managed Portfolios. Janus Capital Management LLC also reported that it did not have the right to receive any dividends from, or the proceeds from the sale of, the shares held in the Janus Managed Portfolios and that it disclaims any ownership associated with such rights.

Directors' and Officers' Stock Ownership

          The following table shows how many shares of CTS common stock each named executive officer, director, and all other executive officers and directors as a group, beneficially owned as of March 24, 2015, including shares of CTS common stock covered by stock options exercisable within 60 days of March 24, 2015. Please note that, as reported in this table, beneficial ownership includes those shares of CTS common stock a director or officer has the power to vote or transfer, as well as shares of CTS common stock owned by immediate family members that reside in the same household with the director or officer. The shares of CTS common stock shown as beneficially owned by all current directors and officers do not include 1,458,900 shares of CTS common stock held by the Northern Trust Company as

Trustee of the CTS Corporation Master Retirement Trust. The CTS Corporation Benefit Plan Investment Committee has voting and investment authority over those shares of CTS common stock.

Name	Beneficially Owned Shares(1)	Options Exercisable within 60 days	Shares Held in 401(k)	Directors' Deferred Common Stock Units(2)	Total(3)	% of Shares Outstanding
Ashish Agrawal	31,643	—	—	0	31,643	*
Walter S. Catlow	61,159	—	—	4,098	65,257	*
Lawrence J. Ciancia	65,656	—	—	16,365	82,021	*
Thomas G. Cody	62,289	—	—	4,722	67,011	*
Patricia K. Collawn	56,320	—	—	800	57,120	*
Michael A. Henning	57,025	—	—	3,267	60,292	*
Gordon Hunter	26,600	—	—	0	26,600	*
William S. Johnson	4,400	—	—	0	4,400	*
Diana Murphy	27,600	—	—	0	27,600	*
Kieran O'Sullivan	110,950	—	—	0	110,950	*
Robert J. Patton	15,869	—	—	0	15,869	*
Robert A. Profusek(4)	59,442	—	—	4,722	64,164	*
Anthony Urban	29,818	—	1,753	0	31,571	*
All Current Directors and Officers as a Group (13 total)	608,771	—	1,753	33,974	644,498	1.93%

*
Represents less than 1% of the outstanding shares of CTS common stock

(1)
Includes shares of CTS common stock which will vest within 60 days of March 24, 2015.

(2)
Includes Restricted Stock Units that are distributable upon the director's separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)
No director or executive officer has pledged his or her shares of CTS common stock.

(4)
Excludes 1,800 shares held by Mr. Profusek's spouse. Mr. Profusek disclaims any beneficial interest with respect to these shares.

 COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis provides details about CTS' compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

          The following executives are CTS' named executive officers for 2014, as that term is defined by the Securities and Exchange Commission:

  •
  Mr. Kieran O'Sullivan, Chairman, President and Chief Executive Officer;

  •
  Mr. Ashish Agrawal, Vice President and Chief Financial Officer;

  •
  Mr. Robert J. Patton, Vice President, General Counsel and Secretary; and

  •
  Mr. Anthony Urban, Vice President and General Manager, Sensors & Mechatronics.

Executive Summary

          CTS' executive compensation program is designed to attract, retain, and motivate high-quality executive talent, to provide executives with strong incentives to maximize CTS' performance, and to align executives' interests with those of our shareholders. Our executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, service-based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits. At the same time, our named executive officers are expected to comply with various good governance policies, such as CTS' stock ownership guidelines and an anti-hedging/pledging policy. Additionally, various compensation elements contain "clawback" features, which would permit CTS to recoup compensation paid for improperly earned incentives. CTS believes that our executive compensation program provides the best means of attracting, retaining, and motivating executives with the skills and experience necessary to achieve our business goals and maximize shareholder value. CTS has remained committed to its fundamental compensation structure and philosophy over a period of many years, including in the face of recent economic volatility.

          Recent Governance Activity.    Our Board has adopted a policy, and our shareholders recommended in 2011, that we hold "Say-on-Pay" votes every year. At our 2014 annual meeting of shareholders, we received approximately 88.26% approval, based on the total votes cast, for our advisory "Say-on-Pay" proposal to approve the compensation of our named executive officers. The Compensation Committee believes the voting results demonstrate significant continuing support for our overall executive pay program. After reviewing the 2014 Say-on-Pay vote results, the Committee decided to continue to apply the same general philosophy, compensation objectives and governing principles that it used in 2013 regarding named executive officer compensation decisions and policies. The Committee remains dedicated to aligning executive pay with company performance both in the existing executive pay programs and the governance environment surrounding the overall program.

          CTS maintains robust corporate governance policies. The Committee continues to implement the executive pay and corporate governance practices described throughout this proxy statement, which also better align CTS' executive compensation program with best practices in the competitive market.

          2014 Performance.    2014 was a transition year for CTS. We are repositioning our company — we have essentially completed the restructuring actions started in 2013 and, despite softness in sales, increased our earnings significantly. For the full year 2014, revenues from continuing operations were $404 million, a decrease of 1% from 2013. Our primary goal is to remain a trusted and innovative partner to our customers.

          Full year 2014 adjusted earnings per share from continuing operations (or Adjusted EPS) were $0.97, significantly above the $0.75 achieved in 2013.

          In October 2013, CTS disposed of its Electronics Manufacturing Solutions ("EMS") segment for $75 million to Benchmark Electronics. This divestiture enhanced CTS' focus on the then defined Components & Sensors segment.

          Implications of 2014 Results for Compensation.    For the 2014 Management Incentive Plan (or MIP), which is our annual performance-based cash incentive plan, our named executive officers with overall corporate responsibility (Messrs. O'Sullivan, Agrawal, and Patton) were each granted award opportunities weighted 60% on adjusted EPS performance goals, 20% on Sales and 20% on controllable working capital as a percent of sales. Mr. Urban, who has specific business unit responsibilities, as well as corporate duties, was granted an award opportunity weighted 20% on adjusted EPS, controllable working capital performance goals and order intake and 80% on his business unit operating earnings, Corporation Sales and controllable working capital percent of sales. As further described below, CTS' actual performance during 2014 both at the corporate and business unit levels was below the target goals, resulting in lower MIP payouts to our named executive officers.

          The Compensation Committee also continued the 2013-2015 Performance Restricted Stock Unit Plan, which is a three-year performance-based equity award program operated under the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan that is described in detail below. This program measures three-year performance based on the following weighted criteria: 35% for achievement under a relative total shareholder return metric (or RTSR); 35% for achievement under a sales growth metric; and 30% for achievement under a free cash flow metric. As the three-year performance period has not yet been completed for this program, CTS' 2014 performance did not have a determining impact on CTS' named executive officer compensation under this program.

          In February 2014, the Compensation Committee also established a new three-year performance-based equity compensation program called the 2014-2016 Performance Restricted Stock Unit Plan in which all named executive officers are expected to participate. The program is essentially the same as the 2013-2015 program described above, including the third year in the performance period and the applicable performance metrics and their relative weightings. Again, as the three-year performance period has not yet been completed for this program, CTS' 2014 performance did not have a determining impact on CTS' named executive officer compensation under this program.

          Mr. O'Sullivan joined CTS as CEO and President in January 2013. As part of Mr. O'Sullivan's compensation, he was awarded participation in an exclusive CEO Performance Restricted Stock Unit Plan that involved a single RTSR metric. Under this plan, Mr. O'Sullivan has the opportunity to earn between 0 and 65,000 Restricted Stock Units based on performance under the previously stated metric for the three-year performance period of January 2013 through December 2015.

          Although our 2014 performance was well above 2013 results, it was below target levels. As a result, our named executive officers realized lower compensation in 2014 compared to 2013 levels absent certain adjustments to Messrs. Agrawal and Urban based on their promotions to their current positions and attainment of named executive officer status.

          The Compensation Committee and the Board believe that the skill and abilities of our named executive officers are essential to CTS' performance and creation of long-term shareholder value. CTS believes that its policies and practices, as presented by the Board's compensation philosophy, enable CTS to attract, retain, and motivate high-quality executive management and, where and when necessary, ensure smooth transitions during changes of leadership. We will continue to provide a compensation program that we believe is effective in attracting, retaining, and motivating high-quality executives, serves shareholder interests, and is worthy of shareholder support.

Compensation Objectives

          CTS designs its named executive officer compensation program to achieve three main objectives:

  •
  Offer Competitive Compensation.  CTS seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly qualified and talented executives;

  •
  Link Compensation to Performance.  CTS seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of financial and operational goals; and

  •
  Align Compensation with Shareholder Interests.  CTS seeks to align the interests of its executives with shareholders by paying a significant portion of compensation in the form of equity that vests over time.

          The various elements of total compensation further described below have been designed to address these three objectives. Additionally, the elements of total compensation are designed to reward the named executive officers, as further described below, for: (1) their core competencies, skills, experience and contributions to CTS (in the form of base salary, retirement benefits, health and welfare benefits and limited perquisites); (2) achievement of annual corporate financial goals (in the form of annual performance-based cash incentives); and (3) achievement of long-term financial objectives that are beneficial to CTS and its shareholders (in the form of performance-based and service-based equity awards). This first compensation element helps CTS offer competitive compensation, while the second and third compensation elements help CTS link compensation to performance and align compensation with shareholder interests. Except as described further below regarding how these categories of compensation are structured to provide a substantial portion of total compensation that is based on performance and at-risk each year, decisions on specific elements of compensation do not generally affect the Committee's decisions regarding the other elements of compensation.

Compensation Philosophy

          CTS' executive compensation philosophy is to initially center potential compensation for each named executive officer at approximately the fiftieth percentile of the compensation for similar positions at similarly situated companies based on market survey data provided by Compensation Strategies, the Compensation Committee's independent compensation consultant (discussed in more detail below). This philosophy operates as only an initial, general guideline for CTS' compensation decisions, however, rather than as a fixed rule or final determining factor. By initially targeting median compensation levels for its named executive officers, CTS believes it strikes the right balance between motivating named executive officers with market-competitive factors and providing the compensation necessary to recruit and retain top executive talent.

Elements of Total Compensation	Purpose
• Base Salary • Retirement Benefits • Health and Welfare Benefits • Limited Perquisites	•	Fixed cash and other customary compensation to attract and retain high-quality executive talent
• Annual Performance-Based Cash Incentives	•	At-risk, variable incentive compensation to promote the achievement of specific financial and operational performance objectives; and
	•	Attraction, retention, and motivation of high-quality executive talent
• Performance-Based Equity Awards	•	At-risk, variable incentive compensation to promote the achievement of specific sales goals;
	•	Align executives' interests with shareholder interests; and
	•	Attraction, retention, and motivation of high-quality executive talent
• Service-Based Equity Awards	•	Fixed equity awards for long-term retention of executive talent; and
	•	Align executives' interests with shareholder interests

          CTS does not generally use a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Compensation Strategies' market survey data for comparable positions, based on the regression analysis described below. Additionally, relevant factors such as an executive's specific level of experience, responsibilities, demonstrated performance, length of service with the corporation, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.

          CTS does endeavor to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at-risk each year. In this way, CTS' executive compensation programs provide named executive officers with strong incentives to maximize CTS' performance, which ultimately enhances shareholder value. As a named executive officer takes on more responsibility, the Compensation Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because CTS' named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS' named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.

          CTS believes that its compensation practices are prudent, and care is taken by the Compensation Committee to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve CTS goals, and to ensure that compensation opportunities are structured to align named executive officers' interests with those of our shareholders. These goals are achieved through application of a number of techniques, such as:

  •
  apportioning fixed pay versus incentive-based compensation in an appropriate balance;

  •
  selecting appropriate and broad-based performance metrics;

  •
  establishing reasonable performance thresholds;

  •
  capping performance-based compensation awards at certain maximum levels;

  •
  requiring multiple-year performance periods for certain performance-based awards; and

  •
  vesting a significant portion of equity compensation over multiple-year periods.

          In this way, CTS believes that named executive officers will consider the impact of decisions in both the short-term and long-term and will exercise careful judgment, so that while attempting to enhance shareholder value they will not take actions that pose unnecessary risk to the overall long-term well-being of the corporation. As a result, CTS has determined that, for both the named executive officers and all of its other employees, CTS' compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on CTS.

          The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid in the current year or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total amount of compensation.

Role of Management in 2014 Named Executive Officer Compensation Decisions

          It is CTS' practice to conduct a competitive market analysis on executive compensation on a biannual basis. In 2012 (for the 2013 calendar year), Compensation Strategies was engaged as an independent consultant to the Compensation Committee to conduct a competitive review of executive compensation levels. It has been customary for management to produce in-house review of executive compensation for the interim year. In 2013 (for the 2014 calendar year), management utilized Equilar Insights online market comparison tool (for CEO and CFO positions) and the 2013 Towers Watson Top Management survey (for all other executive positions). Mr. O'Sullivan relied on this information to assess executive compensation pay and practices.

          Mr. O'Sullivan recommended a total compensation package to the Compensation Committee for each named executive officer other than himself. The goal was to provide recommendations to the Compensation Committee that initially aligned each named executive officer's total compensation opportunity at approximately the fiftieth percentile of similarly situated executives. The compensation data reviewed, and not the identity of the individual companies covered by the Equilar tool or participating in the Towers Watson survey, was the most significant factor considered by Mr. O'Sullivan with respect to his 2014 compensation recommendations for the other named executive officers. This practice is consistent with CTS' compensation philosophy: by using the median compensation as an initial guideline in setting total compensation, CTS should be able to attract, retain, and motivate highly qualified executives with the skills and experience necessary to lead the corporation.

How Final 2014 Named Executive Officer Compensation was Determined

          At its February 2014 meeting, the Compensation Committee also reviewed the data provided and considered the recommendations of Mr. O'Sullivan, ultimately deciding on a total compensation package for each of the named executive officers. As a part of this meeting, the Compensation Committee set targets for compensation opportunities that may be able to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all named executive officers other than Mr. O'Sullivan, total compensation packages for the year were finalized when approved by the Compensation Committee. The Compensation Committee also recommended a total compensation package for Mr. O'Sullivan to the Board, which was discussed by the Board in Independent Session at its February 2014 meeting, and became final upon its ratification.

Overall Mix and Structure of 2014 Named Executive Officer Compensation

          For 2014, the Compensation Committee considered the total compensation opportunities for each named executive officer and subjectively determined how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee did not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it broadly and subjectively considered factors consisting of each executive's achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, length of service with the corporation, risk, and retention considerations.

          The Compensation Committee also considered market practices as reflected in the market survey data from Towers Watson and Equilar to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engaged in discussions with the objective of ensuring that a substantial portion of each named executive officer's total compensation was at-risk and dependent on CTS' financial performance. Care was taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, CTS encouraged the named executive officers to vigorously pursue increased performance in 2014 while also discouraging incentives to take excessive risks that might be beneficial in the short-term, but harmful in the long run. CTS believes that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long-term.

          Cash incentives and equity compensation opportunities generally increase across the named executive officer positions consistent with increasing responsibility. This structure generally means that the most senior named executive officers will have a higher percentage of their total compensation at-risk and variable than the less senior named executive officers. As a result, the most senior named executive officers who had the greatest ability to drive CTS' 2014 performance had the most to gain or lose based on corporate and individual performance in 2014.

          In addition to cash and equity components, CTS offered its named executive officers retirement benefits, health and welfare benefits, and limited perquisites in 2014. The corporation believes that offering named executive officers retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practices in other companies, and that these compensation elements are expected components of overall compensation packages provided to CTS' named executive officers.

Benchmarking for 2014

          Following the divestiture of CTS' Electronics Manufacturing Solutions business in late 2013, management recommended modifications to CTS' peer group to more appropriately reflect the composition of CTS. At the November 2013 meeting of the Compensation Committee, management presented the following table recommending removal of eight companies whose principal line of business was electronic manufacturing services (EMS).

          Management also recommended the addition of the four companies in the table below to the revised peer group after studying a peer group analysis report from Equilar Insights. This report identifies each company's peer group and assesses a variety of factors, including market capitalization, annual revenue, and net income in addition to industry and markets served.

Proposed Peer Group Revisions

	Company	Symbol	Business	2014-2016 Plan
1	API Technologies Corporation	ATNY	EMS	Remove
2	Benchmark Electronics, Inc.	BHE	EMS	Remove
3	Ducommun Incorporated	DCO	EMS, Aerospace, Defense	Remove
4	Key Tronic Corporation	KTCC	EMS	Remove
5	Kimball International, Inc.	KBALB	EMS	Remove
6	Plexus Corp.	PLXS	EMS	Remove
7	Sparton Corporation	SPA	EMS	Remove
8	Sypris Solutions, Inc.	SYPR	EMS, Aerospace, Defense	Remove

1	AVX Corporation	AVX	Electronic Components	Retain
2	GenTex Corporation	GNTX	Automotive	Retain
3	Harman International Industries, Inc.	HAR	Automotive, Electronic Systems	Retain
4	KEMET Corporation	KEM	Automotive, Capacitors	Retain
5	LittelFuse, Inc.	LFUS	Automotive, Circuit Protection	Retain
6	Methode Electronics, Inc.	MEI	Automotive, Electronic Components	Retain
7	Molex Incorporated	MOLX	Electronic Components, Connectors	Retain
8	Pulse Electronics	PULS	Electronic Components, Modules	Retain
9	RF Micro Devices, Inc.	RFMD	Radio Frequency Solutions	Retain
10	Stoneridge, Inc.	SRI	Electronic Components, Modules, Automotive	Retain
11	Strattec Security Corporation	STRT	Automotive	Retain
12	Vishay Intertechnology, Inc.	VSH	Automotive, Semiconductors	Retain

13	Dorman Products	DORM	Automotive	Add
14	GENTHERM	THRM	Automotive	Add
15	MTS Systems	MTSC	Automotive	Add
16	Rogers	ROG	Electronic Components	Add

          The Compensation Committee reviewed the material presented by management and approved the above peer group for use in 2014 compensation benchmarking activities.

          In February 2014, the Compensation Committee engaged Compensation Strategies to conduct a full evaluation of CTS' peer group and to make a recommendation on modifications to the peer group. In July, Compensation Strategies returned to the Compensation Committee with a recommendation of a revised peer group consisting of 23 companies. These companies of comparable market capitalization and annual revenue serve electronics-related industries with an emphasis on those that supply the automotive industry. The Compensation Committee approved the new peer group for use in future compensation benchmarking activities as well as setting and measuring company performance. The peer group is comprised of the following companies:

AVX Corporation	Cabot Microelectronics Corporation	Dorman Products, Inc.
Electro Scientific Industries, Inc.	Fabrinet	Gentex Corporation
Gentherm Inc.	Haynes International, Inc.	II-VI, Inc.
KEMET Corporation	Littelfuse, Inc.	Materion Corporation
Maxwell Technologies, Inc.	Mercury Systems, Inc.	Methode Electronics, Inc.
MTS Systems Corporation	RF Micro Devices, Inc.	Rogers Corporation
Silicon Laboratories, Inc.	Stoneridge, Inc.	Strattec Security Corporation
Viasystems Group, Inc.	Vishay Precision Group, Inc.

Elements of 2014 Named Executive Officer Compensation

          Base Salary.    Base salary was included as an element of total compensation to ensure that each named executive officer received a suitable minimum return and was rewarded for his service to the corporation for 2014. A sufficient base salary also helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of CTS. For 2014, the Compensation Committee initially determined reasonable base salaries for the named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives. The Compensation Committee also considered each named executive officer's responsibilities, past performance, and time with the corporation in setting his final base salary for 2014.

          The base salaries for the named executive officers that were set in 2014 were as follows: Mr. O'Sullivan, $667,000; Mr. Agrawal, $283,250; Mr. Patton, $260,000; and Mr. Urban, $260,000. Messrs. O'Sullivan and Agrawal received a 5.8% and a 3% increase, respectively, to move their base salaries closer to the fiftieth percentile of the market. Mr. Patton did not receive an increase as he was hired in December 2013. Mr. Urban did not receive an adjustment as his base salary was at the fiftieth percentile of the market. Please note the 2014 base salary levels described in this paragraph are not directly comparable to the amounts listed in the "Salary" column for 2014 in the 2014 Summary Compensation Table because they generally were implemented in April 2014, and do not represent the actual base salaries earned by the named executive officers in fiscal year 2014 that are shown in the 2014 Summary Compensation Table.

          Annual Performance-Based Cash Incentive Plan.    CTS believes that it is important to motivate its named executive officers to achieve, and to reward them for achieving, annual corporate financial goals. Therefore, CTS places a substantial part of each named executive officer's total compensation at-risk by tying it directly to corporate performance. CTS used an annual Management Incentive Plan established pursuant to the terms of the CTS Corporation 2014 Performance and Incentive Compensation Plan (which was approved by shareholders at the 2014 annual meeting) to focus CTS' named executive officers on the most critical of its shorter-term financial metrics for 2014. The MIP provided for annual cash payments to named executive officers based on CTS' financial performance and achievement of individual goals. A named executive officer's ultimate award was determined under a formula that provided for payment of zero to 200% of a target award based on CTS' actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee reserved the right to adjust awards downward guided by the named executive officer's actual performance versus individual goals. Awards under the MIP were intended to potentially qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

          How MIP Target Award Opportunities and Performance Goals Were Set.    In February 2014, the Compensation Committee established a target award opportunity and quantitative financial performance goals for each named executive officer. Target award opportunities were set as a percentage of base salary. In setting target award opportunities, the Compensation Committee took into consideration the median percentile target awards in the Towers Watson and Equilar reports described above, as well as internal parity. CTS' practice to structure its named executive officers' annual MIP compensation at approximately the fiftieth percentile was based upon a philosophy that by using a median award, CTS is able to balance motivating the named executive officer with what it perceives as market-competitive factors in being able to attract, retain, and motivate top executive talent.

          The quantitative financial performance goals were based on CTS' established business plan for 2014. Each year, the Board reviews a business plan prepared by members of management that includes projections for revenues, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2014 Performance and Incentive Plan, the Compensation Committee generally may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

          In 2014, the Compensation Committee set quantitative financial performance goals for corporate-level MIP participants (Messrs. O'Sullivan, Agrawal and Patton) using adjusted EPS as defined in the MIP, CTS' annual sales and controllable working capital as a percentage of sales. CTS chose adjusted EPS as a metric because it is a direct measurement of overall corporate performance that takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers. CTS chose sales as a metric because it places an emphasis on CTS' annual sales growth goals. Controllable working capital was chosen because it is an objective measure of how efficiently CTS manages its short-term capital needs. For purposes of the MIP, EPS was defined as CTS' fully diluted net earnings per share as stated in CTS' consolidated statement of earnings for 2014 that was adjusted to exclude, if any:

  •
  write-downs of tangible and/or intangible assets;

  •
  adjustments in tax reserves, up or down, or valuation reserves against deferred tax assets which result in non-recurring charges to income;

  •
  changes in accounting principles;

  •
  Board approved restructurings to improve the cost structure of CTS; and

  •
  changes in corporate tax rates as a result of repatriation of cash from foreign entities.

          For MIP participants at the business unit level (Mr. Urban), the Compensation Committee set quantitative financial performance goals using adjusted EPS and sales/order intake, as well as business unit-level operating earnings and controllable working capital as a percentage of sales for reasons similar to those discussed above.

          The Compensation Committee set the performance levels for these metrics and established a minimum performance level that had to be reached before MIP awards were paid. The MIP was also modified to include a minimum threshold for EPS/Operation Earnings in order for the MIP to produce any award. Failure to reach the MIP's threshold on this metric would result in no payment for the entire award. In establishing minimum and maximum performance levels for particular financial performance goals, the Compensation Committee considered past and projected performance levels for both CTS and the named executive officers, external market conditions, presumptions for 2014, and desired overall share performance targets for 2014.

          Determination of Actual Awards.    Actual MIP award payments were based on a formula and could have varied from zero to 200% of the target award opportunity based on achievement of the quantitative financial performance goals. If actual performance failed to meet the minimum or required threshold, the payout under the plan was zero. On the upside, payout increased linearly up to 200% as performance exceeded the threshold performance goals. One consequence of this cliff threshold and payout performance formula is that a named executive officer's risk of receiving no award is greater than the named executive officer's opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from "better than plan" performance. Since payments are capped, a named executive officer cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.

          Likelihood of Executive Achieving MIP Goals.    Management endeavored to establish a plan that demanded challenging, but achievable, results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone averaged 115% of target, while payouts under the MIP based on both corporate and business unit metrics averaged 105% of target.

          How 2014 Awards Were Calculated.    For CTS' named executive officers with overall corporate responsibility (Messrs. O'Sullivan, Agrawal and Patton), performance measurements were weighted 60% for the EPS objective, 20% on the controllable working capital as a percentage of sales objective and 20% on sales. For named executive officers with business unit responsibilities (Mr. Urban), performance measurements were weighted 80% as to the business unit operating earnings objectives, order intake and controllable working capital as a percentage of sales. The remaining 20% was weighted as to the adjusted EPS, sales and controllable working capital as a percentage of annual sales objectives. The target award for Mr. O'Sullivan was 95% of base salary ($633,650). For Mr. Agrawal, the target award opportunity was 50% of base salary ($141,625). For Mr. Patton, the target award opportunity was 50% of base salary ($130,000). For Mr. Urban, the target award opportunity was 50% of base salary ($130,000). These target award opportunities were derived in part from the data obtained from an outside source and in part by the Compensation Committee's judgment on internal equity of the positions, their relative value to CTS, and the desire to maintain a consistent annual target award incentive for named executive officers of CTS and the business units. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 50% performance level, to a 50% payout if threshold performance (50% level) was achieved, to a 100% payout if target performance (100% level) was achieved, to a 200% payout if the goals were met at or above the maximum (200%) performance level. The threshold for the EPS metric was $0.83 and the maximum was $1.23 for 2014. The operating earnings threshold to which Mr. Urban was measured was $32 million with a maximum of $42 million. The threshold for the corporate controllable working capital metric was 13.5% with a maximum of 9.5%. The business unit controllable working capital threshold for Mr. Urban was 10% with a maximum of 8% in 2014. The threshold for corporate sales was $400 million with a maximum of $460 million. The business unit order intake threshold for Mr. Urban was $340 million with a maximum of $400 million in 2014.

			2014 Management Incentive Plan Performance Goals					2014 Management Incentive Plan Performance Results
Executive	2014 Base Salary ($)	2014 Annual Target Award (%)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	Sales/ Order Intake (000s) ($)	Strategic Business Unit Sales/ Order Intake (000s) ($)	EPS ($)	Strategic Business Unit Operating Earnings (000s) ($)	Controllable Working Capital as a Percentage of Annual Sales (%)	Sales/ Order Intake (000s) ($)	Strategic Business Unit Sales/ Order Intake (000s) ($)	2014 Annual Incentive Earned ($)	2014 Annual Incentive Earned (%)
Kieran O'Sullivan	657,039	95	1.02	—	12	430,000	—	0.98	—	11.0	404,021	—	581,632	93.0
Ashish Agrawal	281,029	50	1.02	—	12	430,000	—	0.98	—	11.0	404,021	—	130,935	93.0
Robert J. Patton	260,000	50	1.02	—	12	430,000	—	0.98	—	11.0	404,021	—	121,137	93.0
Anthony Urban	255,000	50	1.02	—	12	430,000	—	0.98	—	11.0	404,021	—	—	—
	—	—	—	35,000	9	—	365,000	—	33,464	8.9	—	352,822	105,540	83.0

          Performance-Based Equity Compensation.    Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, named executive officers may earn restricted stock unit (or RSU) awards based upon, and thus are rewarded for, achievement of financial objectives that CTS believes are beneficial to the corporation and its shareholders or based upon CTS' overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing award payouts to the named executive officers. Evaluating performance by comparison to peers helps to ensure a true measure of performance under current market conditions. Settling awards in equity helps to ensure alignment of executive compensation with shareholder interests.

          2013-2015 Performance Restricted Stock Unit Plan.    In February 2013, under the terms of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, the Compensation Committee established a three-year performance-based equity compensation program called the 2013-2015 Performance Restricted Stock Unit Plan. Depending upon CTS' achievement of sales growth, free cash flow and CTS' RTSR compared to the peer group described below over a three-year performance period (fiscal years 2013, 2014 and 2015), a named executive officer was eligible to earn an RSU award of zero to 200% of a target award opportunity established for his position. Awards were weighted 35% for achievement under the RTSR metric, 35% for achievement under the sales growth metric and 30% for achievement under the free cash flow metric. Messrs. O'Sullivan and Agrawal are the only named executive officers who are participants in the 2013-2015 Performance Restricted Stock Unit Plan.

          The awards were intended to potentially qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2013. Performance will be measured after the end of the performance period, and awards for achievement of the performance goals will be granted in 2016 in the form of RSUs vesting immediately, subject to certification of 2015 fiscal year results by CTS' independent auditor. Awards will be settled on the basis of one share of CTS common stock for each RSU on the settlement date. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contained recoupment features in the event of employee misconduct.

          In connection with this plan, the Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs. The target RSU award opportunities for Messrs. O'Sullivan and Agrawal were 70,000 and 7,000, respectively.

          The Compensation Committee selected RTSR, a comparison of the increase of CTS' stock price against the stock price appreciation of the peer group described below over time (including aggregated dividends adjusted for stock splits over the period) as a performance goal because it is a meaningful measure of CTS' overall relative performance in comparison to its peers. Three-year sales growth was selected to reinforce senior management's focus on increasing sales over the long-term. Three-year free cash flow was selected to focus management's attention on operational efficiency. The Compensation Committee selected a three-year performance measurement period to encourage sustained performance beneficial to shareholders over more than just an annual period.

          The Compensation Committee also determined the various performance levels that had to be achieved in order for participating named executive officers to earn an RSU award. When measuring performance against peers, the RSU award drops to zero if performance falls below a threshold level of RTSR performance achievement. At the other end of the spectrum, the award payout for exceptional RTSR performance is capped at 200% of target. After the minimum award threshold is achieved, awards are interpolated in between award levels. The criteria in order to achieve various RSU award levels under the plan are shown in the table below.

Three-Year Sales Growth (Weight 35%)	Award Level
Three-Year Sales Growth less than 9%	0% (No Award)
Three-Year Sales Growth greater than or equal to 9%, but less than 18%	50%-99% of Target Award
Three-Year Sales Growth greater than or equal to 18%, but less than 27%	100%-149% of Target Award
Three-Year Sales Growth greater than or equal to 27%, but less than 37.5%	150%-199% of Target Award
Three-Year Sales Growth greater than or equal to 37.5%	200% of Target Award

Three-Year Free Cash Flow (Weight 30%)	Award Level
Three-Year Free Cash Flow less than $30,000,000	0% (No Award)
Three-Year Free Cash Flow greater than or equal to $30,000,000, but less than $45,000,000	50%-99% of Target Award
Three-Year Free Cash Flow greater than or equal to $45,000,000, but less than $60,000,000	100%-149% of Target Award
Three-Year Free Cash Flow greater than or equal to $60,000,000, but less than $75,000,000	150%-199% of Target Award
Three-Year Free Cash Flow greater than or equal to $75,000,000	200% of Target Award

Relative Total Stockholder Return (Weight 35%)	Award Level
RTSR less than 30% of Peer Group	0% (No Award)
RTSR better than or equal to 30% of Peer Group but less than 50% of Peer Group	50%-99% of Target Award
RTSR better than or equal to 50% of Peer Group but less than 70% of Peer Group	100%-149% of Target Award
RTSR better than or equal to 70% of Peer Group but less than 90% of Peer Group	150%-199% of Target Award
RTSR better than or equal to 90% of Peer Group	200% of Target Award

          The Compensation Committee selected a peer group consisting of 20 companies whose performance will be compared to CTS' performance over the three-year performance period for RTSR measurement. A peer company may be removed from the list if delisted from its exchange for certain reasons not involving poor performance. Molex Incorporated was removed following its December 9, 2013 merger with Koch Industries, Inc. The peer companies selected were:

API Technologies Corporation	AVX Corporation	Benchmark Electronics, Inc.
Ducommun Incorporated	GenTex Corporation	Harman International Industries, Inc.
KEMET Corporation	Key Tronic Corporation	Kimball International, Inc.
LittelFuse, Inc.	Methode Electronics, Inc.	Plexus Corporation
Pulse Electronics	RF Micro Devices, Inc.	Sparton Corporation
Stoneridge, Inc.	Strattec Security Corporation	Sypris Solutions, Inc.
Vishay Intertechnology, Inc.

          Participants must remain employed by CTS through the end of the three-year performance period to be eligible to earn an award. Since CTS' named executive officers are generally expected to retain their stock awards, named executive officers are incentivized to consider the long-term implications of actions taken in pursuit of performance-based equity awards. Similar to the MIP discussed above, the Compensation Committee can, in its discretion, adjust a participant's payout of an award downward after consideration of other business factors, including overall CTS performance and the individual participant's contribution to CTS performance. The Compensation Committee can also adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee. However, adjustments cannot be made with respect to the award of a covered employee if doing so would cause the related compensation to fail to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

          The 2013-2015 Performance Restricted Stock Unit Plan contains a recoupment feature. Specifically, if CTS learns of any intentional misconduct by a plan participant that directly contributes to CTS having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse CTS for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the plan participant would have earned as awards under the plan based on the financial results as restated.

          2014-2016 Performance Restricted Stock Unit Plan.    In February 2014, the Compensation Committee established a new three-year performance-based equity compensation program called the 2014-2016 Performance Restricted Stock Unit Plan in which all named executive officers are expected to participate. The plan is essentially the same as the 2013-2015 plan described above with the exception of the revised peer group discussed earlier.

          As in the prior years' performance plan, each performance target of the 2014-2016 Performance Restricted Stock Unit Plan has a minimum threshold which must be achieved before any award is available. After the minimum award threshold is achieved, award levels will be interpolated between established measurement levels. Depending upon achievement of performance goals set by the Compensation Committee, a named executive officer could earn an RSU award of zero to 200% of a target award established for his position. CTS believes that the applicable threshold goals have been established at levels that should be appropriately difficult to attain, and that the applicable target goals will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the applicable maximum goals is considered to require a "stretch" given current market conditions. The Compensation Committee again established a specific number of RSUs for each named executive officer as a target award, selected a three-year performance period (fiscal years 2014 through 2016), selected various performance levels for achievement of awards, and established a minimum threshold beneath which no award would be paid.

For this program, the Compensation Committee accepted the following 15-member peer group recommended by management, as discussed earlier in this proxy statement, listed below:

AVX Corporation	Dorman Products	GenTex Corporation
GENTHERM	Harman International Industries, Inc.	KEMET Corporation
LittelFuse, Inc.	Methode Electronics, Inc.	MTS Systems
Pulse Electronics	RF Micro Devices, Inc.	Rogers Corporation
Stoneridge, Inc.	Strattec Security Corporation	Vishay Intertechnology, Inc.

          The program again contains a peer group adjustment protocol, requires participants to remain employees during the entire three-year performance period (with limited exceptions in the event of death, disability, change of ownership, unforeseeable emergency, termination without cause, and qualified retirement), and will settle earned RSU awards, if any, in shares of CTS common stock on a one-to-one basis by March 15th of the year following the performance period. The plan permits the Compensation Committee to adjust awards, subject to the restrictions of Section 162(m) of the Internal Revenue Code, and contains recoupment features in the event of employee misconduct.

          In connection with this Plan, the Compensation Committee established a target award opportunity for each participating named executive officer in the form of a specific number of RSUs. The target RSU award opportunities are: Mr. O'Sullivan, 27,000; Mr. Agrawal, 11,150; Mr. Patton, 7,275; and Mr. Urban, 11,150. As the three-year performance period has not been completed for this program, CTS' 2014 performance did not have a determining impact on CTS' name executive officer compensation under this program.

          2014-2015 Sensors & Mechatronics Performance Restricted Stock Unit Plan.    In February 2014, the Compensation Committee established a special two-year performance-based equity compensation program called the 2014-2015 Sensors & Mechatronics Performance Restricted Stock Unit Plan in which Mr. Urban is the only named executive officer to participate. The plan employs a single business-critical metric. CTS believes that the applicable threshold goals have been established at levels that should be appropriately difficult to attain, and that the applicable target goals will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the applicable maximum goals is considered to require a "stretch" given current market conditions.

          The Compensation Committee established a target award opportunity for Mr. Urban in the form of a specific number of RSUs. The target RSU award opportunity is 1,500. As the two-year performance period has not been completed for this program, CTS' 2014 performance did not have a determining impact on CTS' named executive officer compensation under this program.

          Chief Executive Officer Performance Share Agreement.    In addition to his participation in the performance-based equity incentive plans described above, Mr. O'Sullivan was granted participation in a CEO Performance Plan called the 2013-2015 CEO Performance Restricted Stock Unit Plan. Under this plan, performance is measured against one metric, RTSR, over a three-year performance period (2013-2015). The maximum award under the plan is 65,000 Restricted Stock Units, as follows:

RTSR for the Performance Period	Shares Earned for the Performance Period(1)
Less than 30%	0 shares
Greater than 30% and less than 50%	16,250 shares
Greater than 50% and less than 70%	32,500 shares
Greater than 70% and less than 90%	48,750 shares
Greater than 90%	65,000 shares

(1)
Award levels for RTSR will be interpolated between established measurement levels.

          The three-year performance period has not yet been completed, so CTS' 2014 performance did not have a determining impact on Mr. O'Sullivan's compensation under this program.

          Service-Based Equity Compensation.    CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve, and reward them for improvements in, CTS' long-term performance. CTS also believes that equity grants are an effective way to align named executive officer and shareholder interests because a significant amount of a named executive officer's potential income is directly tied to enhancing shareholder value. Service-based equity grants also play a critical role in retaining and motivating executive talent by encouraging named executive officers to remain employees throughout the service period so that they will receive equity awards. The retention of qualified named executive officers over the longer term assists CTS in retaining valuable institutional knowledge. Further, service-based equity compensation also helps to assure that named executive officers are able to meet their obligations under CTS' stock ownership guidelines. The Compensation Committee considered service-based equity grants as part of its review of annual executive compensation in February 2014. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual RSU awards at different times during the year and may use alternative vesting schedules or distribution options.

          2014 Grants.    For 2014 service-based equity compensation grants, CTS issued RSUs. In February 2014, the Compensation Committee awarded RSUs vesting over a three-year period to Messrs. Agrawal (7,275) Patton (4,850) and Urban (7,250) based on the recommendation of Mr. O'Sullivan. In making his recommendation, Mr. O'Sullivan analyzed the third party market information obtained by CTS' human resources department and subjectively considered retention and performance factors. In contrast to the other named executive officers, Mr. O'Sullivan's 2014 RSU award was not granted by the Compensation Committee. Rather, his award was recommended by the Compensation Committee and approved by the entire Board (other than Mr. O'Sullivan, who abstained in discussions and votes related to his own awards). Mr. O'Sullivan's 2014 grant was for 18,000 RSUs based on benchmarking, retention and performance factors.

          Each service-based RSU award is settled on a one-for-one basis in shares of CTS common stock upon vesting. Grants of equity made in 2014 are reported in the "2014 Grants of Plan-Based Awards" table below. CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and shareholders. Since a substantial portion of each named executive officer's compensation is paid out in the form of service-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of CTS, actions taken in one year may substantially affect a named executive officer's compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer-term health of CTS in addition to shorter-term considerations. CTS also believes that deferred vesting helps in the retention of named executive officers, as unvested portions of grants are ordinarily forfeited in the event of termination.

          Defined Contribution Plan.    Substantially all U.S.-based CTS employees are or were eligible to participate in the CTS Corporation Retirement Savings Plan, a plan which we refer to as the CTS 401(k) Plan. CTS matches an employee's contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $0.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code. Messrs. O'Sullivan, Agrawal, Patton and Urban participated in the 401(k) Plan.

          Other Compensation.    CTS provides a limited set of perquisites and other compensation in order to attract, retain, and motivate the named executive officers. For 2014, compensation for named executive officers included reimbursements for tax preparation services, financial planning services, and an annual executive physical. Other compensation includes imputed income on life insurance benefits. The costs of tax preparation services is capped at $2,500 for the named executive officers. The cost of financial planning services is capped at $5,000 for each named executive officer. The cost of executive physicals is capped at $2,000 for the named executive officers and their respective spouses. The notes to the 2014 Summary Compensation Table delineate the various perquisites named executive officers received for 2014.

          Health and Welfare Benefits.    Named executive officers are also eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death and dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Named Executive Officers

          Executive Severance Policy.    Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalized and standardized CTS' severance practices for certain officers and key employees. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

          Change-In-Control Severance Agreements.    CTS entered into change-in-control severance agreements with the named executive officers, the purpose of which is to help CTS retain named executive officers and encourage them to focus on corporate interests during times of change and uncertainty. As discussed in the "Potential Payments Upon Termination or Change-in-Control" section, these agreements reduced or eliminated certain payments, including an excise tax gross-up, and placed a cap on the total severance benefit. For a complete understanding of the severance agreements, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

Stock Ownership Guidelines

          See Page 13 of this Proxy for a discussion of CTS' Stock Ownership Guidelines.

CTS Hedging/Pledging Policy

          CTS has adopted a policy prohibiting officers and directors who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of those securities or pledging CTS' securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge CTS' securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Policy on Recovery of Awards

          The CTS Corporation 2014 Performance and Incentive Compensation Plan, under which various performance-based and service-based equity grants are made, each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board learns of any intentional misconduct by a plan participant that contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he would have received based on the financial results as restated. The 2014 Performance and Incentive Compensation Plan provides for recoupment provisions to be added to individual award agreements.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in CTS' Annual Report on Form 10-K for the year ended December 31, 2014 and this proxy statement.

CTS Corporation 2014 Compensation Committee

Patricia K. Collawn, Chairman	Walter S. Catlow
Diana M. Murphy	Gordon Hunter

 EXECUTIVE COMPENSATION

2014 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Non-Equity Incentive Plan Compensation ($)(2) (f)	All Other Compensation ($)(3) (g)	Total ($) (h)
Kieran O'Sullivan	2014	657,039	—	969,233	581,632	13,381	2,221,284
Chairman, President and	2013	601,044	370,000	2,184,800	761,223	19,986	3,937,054
Chief Executive Officer
Ashish Agrawal	2014	281,029	—	397,227	130,935	4,640	813,831
Vice President and	2013	251,482	—	154,523	131,148	5,112	542,264
Chief Financial Officer	2012	237,255	—	139,188	67,262	22,834	466,539
Robert J. Patton	2014	260,000	—	261,154	121,137	16,951	659,242
Vice President, General Counsel and Secretary
Anthony Urban	2014	255,000	—	397,227	105,540	13,688	771,455
Vice President and	2013	227,981	—	150,480	112,281	9,115	499,857
General Manager

(1)
The amounts reported in the "Stock Awards" column for 2014 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected consist of service-based and performance-based awards. For the performance-based awards reported in this column for 2014, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date and therefore are at target. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. O'Sullivan, $1,593,945; Mr. Agrawal, $655,210; Mr. Patton, $429,480 and Mr. Urban $655,210. Assumptions made, in the valuation, are set forth in the "Equity-based Compensation" section of Note 1 of the CTS Notes to Consolidated Financial Statements in Exhibit 13 as reported in CTS' Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Amounts for 2014 represent payments earned under the MIP.

(3)
Amounts in this column for 2014 reflect values for the following perquisites and personal benefits and other amounts:
  •
  For Mr. O'Sullivan, tax preparation services, executive physical, term life insurance premiums, and $10,400 as a CTS match under the 401(k) Plan.

  •
  For Mr. Agrawal, term life insurance and a CTS match under the 401(k) Plan.

  •
  For Mr. Patton, executive physical, tax preparation services, financial planning/investment advisory services, term life insurance premiums, and a CTS match under the 401(k) Plan.

  •
  For Mr. Urban, tax preparation services, term life insurance premiums and $10,081 as a CTS match under the 401(k) Plan.

 2014 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price Of	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	of Stock or Units (#) (i)	Underlying Options (#) (j)	Option Awards ($/Sh) (k)	Option Awards ($) (l)
Kieran M. O'Sullivan
2014 Management Incentive Plan(1)	—	312,094	624,187	1,248,374	—	—	—	—	—	—	—
2014-2016 Performance Restricted Stock Unit Plan(2)	2/17/2014	—	—	—	13,500	27,000	54,000	—	—	—	624,713
2014 Incentive and Performance Compensation Plan	2/17/2014	—	—	—	—	—	—	18,000	—	—	344,520
Ashish Agrawal
2014 Management Incentive Plan(1)	—	70,257	140,515	281,029	—	—	—	—	—	—	—
2014-2016 Performance Restricted Stock Unit Plan(2)	2/17/2014	—	—	—	5,575	11,150	22,300	—	—	—	257,983
2014 Incentive and Performance Compensation Plan	2/17/2014	—	—	—	—	—	—	7,275	—	—	139,244
Robert J. Patton
2014 Management Incentive Plan(1)	—	65,000	130,000	260,000	—	—	—	—	—	—	—
2014-2016 Performance Restricted Stock Unit Plan(2)	2/17/2014	—	—	—	3,638	7,275	14,550	—	—	—	168,325
2014 Incentive and Performance Compensation Plan	2/17/2014	—	—	—	—	—	—	4,850	—	—	92,829
Anthony Urban
2014 Management Incentive Plan(1)	—	63,750	127,500	255,000	—	—	—	—	—	—	—
2014-2016 Performance Restricted Stock Unit Plan(2)	2/17/2014	—	—	—	5,575	11,150	22,300	—	—	—	257,983
2014 Incentive and Performance Compensation Plan	2/17/2014	—	—	—	—	—	—	7,275	—	—	139,244
2014-2015 Sensors & Mechatronics Performance Restricted Stock Unit Plan	2/17/2014	—	—	—	—	1,500	2,250	—	—	—	28,710

(1)
The 2014 Management Incentive Plan is governed by the 2014 Performance and Incentive Compensation Plan.

(2)
In February 2014, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2014-2016 under the CTS Corporation 2014 Performance and Incentive Compensation Plan. The awards are intended to potentially qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals will be issued in February 2017 following certification of 2016 fiscal year results by CTS' independent auditors.

          Compensation Arrangements.    CTS did not have employment agreements with any named executive officers for 2014. In an effort to formalize and standardize CTS' severance practices for other officers and key employees, CTS enacted an Executive Severance Policy in 2009, and CTS maintains change-in-control severance agreements with certain of the named executive officers. For a complete understanding of the executive change-in-control severance agreements and the Executive Severance Policy, please see the section of this proxy statement titled "Potential Payments Upon Termination or Change-in-Control" below.

          Annual base salary for each named executive officer, other than Mr. O'Sullivan, is determined by the Compensation Committee. Mr. O'Sullivan's annual base salary was determined by the Board, based on recommendations by the Compensation Committee. Mr. O'Sullivan did not receive any compensation for his service as a director.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Kieran O'Sullivan(1)	—	—	—	—	113,000	2,014,790	244,000	4,350,520
Ashish Agrawal(2)	—	—	—	—	27,174	484,512	36,300	647,229
Robert J. Patton(3)	—	—	—	—	11,850	211,286	14,550	259,427
Anthony Urban(4)	—	—	—	—	20,275	361,503	22,300	397,609

(1)
Mr. O'Sullivan's 113,000 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Units vesting — 21,665 on January 7, 2014 and 9,999 on February 11, 2014; 2015 Restricted Stock Units vesting — 21,671 on January 7, 2015, 10,002 on February 11, 2015, and 6,000 on February 17, 2015; 2016 Restricted Stock Units vesting — 21,664 on January 7, 2016, 9,999 on February 11, 2016 and 6,001 on February 17, 2016; 2017 Restricted Stock Units vesting — 5,999 on February 17, 2017. Any award issued under the 2013-2015 performance program will vest 100% on December 31, 2015. Any award issued under the 2014-2016 performance program will vest 100% on December 31, 2016.

(2)
Mr. Agrawal's 21,174 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Units vesting — 2,000 on February 11, 2014, 2,001 on February 13, 2014, 6,900 on March 4, 2014 from the 2012 - 2013 Performance Restricted Stock Plan Award, 1,999 on July 29, 2014 and 334 on October 25, 2014; 2015 Restricted Stock Units vesting — 2,001 on February 11, 2015, 1,999 on February 13, 2015, 2,425 on February 17, 2015 and 333 on October 25, 2015; 2016 Restricted Stock Units vesting — 1,999 on February 11, 2016, 2,426 on February 17, 2016, and 333 on October 25, 2016; and 2017 Restricted Stock Units vesting — 2,425 on February 17, 2017. Any award issued under the 2013-2015 performance program will vest 100% on December 31, 2015. Any award issued under the 2014-2016 performance program will vest 100% on December 31, 2016.

(3)
Mr. Patton's 11,850 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Units vesting — 2,334 on December 13, 2014; 2015 Restricted Stock Units vesting — 1,617 on February 17, 2015 and 2,333 on December 13, 2015; 2016 Restricted Stock Units vesting — 1,617 on February 17, 2016 and 2,333 on December 13, 2016; 2017 Restricted Stock Units

  vesting — 1,616 on February 17, 2017. Any award issued under the 2014-2016 performance program will vest 100% on December 31, 2016.

(4)
Mr. Urban's 20,275 service-based Restricted Stock Units will vest accordingly: 2014 Restricted Stock Units vesting — 667 on February 11, 2014 and 334 on October 25, 2014; 2015 Restricted Stock Units vesting — 10,000 on January 2, 2015, 667 on February 11, 2015, 333 on October 25, 2015, and 2,425 on February 17, 2015; 2016 Restricted Stock Units vesting — 666 on February 11, 2016 and 2,426 on February 17, 2016; 2017 Restricted Stock Units vesting — 2,426 on February 17, 2017. Any award issued under the 2014-2016 performance program will vest 100% on December 31, 2016.

(5)
Amounts reflect CEO Performance-based award (for Mr. O'Sullivan), 2013-2015 performance-based awards (for Messrs. O'Sullivan and Agrawal) and 2014-2016 performance-based awards for all executive officers.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Kieran O'Sullivan	—	—	44,898	621,798
Ashish Agrawal	—	—	13,234	260,881
Robert J. Patton	—	—	1,001	17,787
Anthony Urban	—	—	2,334	40,051

Potential Payments Upon Termination or Change-in-Control

          Change-In-Control Severance Agreements.    CTS has entered into (or was during 2014 a party to) change-in-control severance agreements with Messrs. O'Sullivan, Agrawal, Patton, and Urban. Under these agreements, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS' voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS' assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

          An eligible named executive officer is entitled to severance compensation if, within two years after a change-in-control, the named executive officer terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the two-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the named executive officer in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the named executive officer's duties; (3) a reduction in the named executive officer's base or incentive pay or an adverse change in any employee benefits; (4) the named executive officer's good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change- in-control; (5) a successor entity's failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the named executive officer's principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS' common stock ceases to be publicly traded or listed on the New York Stock Exchange.

          A named executive officer who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement. Cause is defined generally where the executive: (1) is convicted of a crime involving fraud, embezzlement or theft in connection with work duties or responsibilities; (2) intentionally and wrongfully damaged CTS property; (3) intentionally and wrongfully disclosed CTS' confidential information; or (4) has intentionally and wrongfully competed with CTS without CTS' consent, subject to certain exceptions.

          If the change-in-control severance policy is triggered, the severance compensation to which the named executive officer is entitled includes: (1) a lump sum equal to two times the sum of the greater of the executive's base salary at the time of the change-in-control or his average base salary over the three years prior to termination, plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the executive's expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. O'Sullivan, in consideration of the non-compete provision contained in his severance agreement, a lump sum equal to one times the sum of the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred.

          In addition, if any payments made to the named executive officer would be subject to excise tax under the "golden parachute" rules of Sections 280G and 4999 of the Internal Revenue Code, those payments will be reduced so that no portion will exceed the "excess parachute payment" threshold that would trigger the excise tax.

          The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the named executive officer separates from service, provided however, that if the named executive officer is a "Specified Employee" within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the Executive's separation from service or the named executive officer's death. Payment of severance compensation under the change-in-control severance policy will be reduced to the extent of any corresponding payments under any other agreement.

          To the extent that the named executive officer receives severance benefits under the severance agreement, the named executive officer may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of three years after separation from service, the named executive officer may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the named executive officer is associated in taking such actions. The named executive officer is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

 Change-in-Control Severance Agreement Table

          Assuming that a change-in-control event occurred and (unless otherwise indicated) that the named executive officer was terminated without cause on December 31, 2014, the estimated severance compensation provided to each named executive officer is as follows:

Name	Severance: Base Salary & Incentive Pay ($)	Welfare Benefits Equivalent ($)	Pension Plan & SERP Benefit Equivalent ($)	401(k) Match Equivalent ($)	Perquisites: Outplacement, Legal, Tax & Estate Placement ($)	Pro Rata Target Incentive ($)	Accelerated Vesting & Exercise Rights/Lapse of Restriction On Equity Awards(1) ($)	280G Reduction ($)	Total ($)
Kieran O'Sullivan	4,284,669	—	—	—	30,000	—	4,338,681	3,036,951	5,616,392
Ashish Agrawal	847,528	25,226	—	—	30,000	572,165	424,193	—	1,474,919
Robert J. Patton	780,000	25,226	—	—	30,000	424,193	—	—	1,259,420
Anthony Urban	775,000	25,226	—	—	30,000	542,460	542,460	79,557	1,293,129

(1)
Assuming that only a change-in-control event occurred on December 31, 2014, in terms of their equity awards, our named executive officers would have received the following value for the "single trigger" acceleration of their outstanding time-based Restricted Stock Units and performance-based RSUs, respectively: Mr. O'Sullivan, $1,450,221 and $2,888,460; Mr. Agrawal, $248,550 and $323,615; Mr. Patton, $169,670 and $254,523; and Mr. Urban, $343,655 and $198,805. In connection with payment of these amounts, however, Mr. O'Sullivan would be subject to a reduction of $150,511 in order to avoid the imposition of excise tax under the "golden parachute" rules of Sections 280G and 4999 of the Internal Revenue Code, as described above.

          Executive Severance Policy.    As discussed above, to formalize and standardize the corporation's severance practices for other officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

          An eligible named executive officer whose employment with the corporation is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an "involuntary separation from service" within the meaning of Section 409A of the Internal Revenue Code; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided at the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker's compensation; (7) due to the sale of a CTS facility, division, or operation when the named executive officer has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the named executive officer is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

          There are three levels of severance benefits specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS' President and Chief Executive Officer may recommend, and the Board will designate from time to time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. O'Sullivan is eligible for the President and Chief Executive Officer specified benefit level. Messrs. Agrawal, Patton and Urban are eligible for Tier 1 severance benefits.

          Under the Policy, an eligible terminated Tier 1 named executive officer may receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the named executive officer's termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer's termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer's termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31 of the second year following the named executive officer's termination, by a firm selected by the named executive officer.

          Under the Policy, an eligible terminated Tier 2 named executive officer may receive the following severance benefits: (1) severance pay equal to 9 months of his or her base salary in effect immediately prior to termination; (2) for 9 months following the date of the named executive officer's termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the named executive officer had elected and was eligible to receive as of the date of the named executive officer's termination, the cost of such coverage being shared by the corporation and the named executive officer on the same basis as in effect prior to the named executive officer's termination, with the named executive officer required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the named executive officer, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $15,000 for outplacement services that are obtained until December 31st of the second year following the named executive officer's termination, by a firm selected by the named executive officer.

          Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS' equity plans, the vesting of any outstanding unvested service-based restricted stock units or other equity awards granted to him under CTS' equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS' equity plans, such awards will become non-forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the Board at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

          It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, named executive officers shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the named executive officer must execute a release of all claims in favor of the corporation, its employees, officers and directors within a specified time, must not compete with the corporation for a period of 12 months following termination unless the corporation consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries, and may not assist any organization with whom the named executive officer is associated in taking such actions.

          Payments are designed to comply with Section 409A of the Internal Revenue Code. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision, or any other tax).

          The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the Board in any manner which is materially adverse to any named executive officer without that named executive officer's written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until terminated by the Board.

          The table below shows the estimated severance compensation for each named executive officer, assuming that executive was terminated in a manner making him or her eligible for severance under the Executive Severance Policy on December 31, 2014.

Executive Severance Policy

Name	Severance ($)	Welfare Benefit ($)	Vesting of Unvested Time- Based Equity Awards ($)	Vesting and Pro-Rata Settlement of Performance- Based Equity Awards ($)	Outplacement ($)	Total ($)
Kieran O'Sullivan	1,967,650	—	1,129,245	2,008,215	30,000	5,135,110
Ashish Agrawal	283,280	13,452	—	—	30,000	326,732
Robert J. Patton	260,000	13,452	—	—	30,000	303,452
Anthony Urban	260,000	13,452	—	—	30,000	303,452

2014 Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Total $ (d)
Walter S. Catlow	60,000	70,438	130,438
Lawrence J. Ciancia	70,000	70,438	140,438
Thomas G. Cody	80,000	70,438	150,438
Patricia K. Collawn	70,000	70,438	140,438
Michael A. Henning	65,000	70,438	135,438
Gordon Hunter	60,000	70,438	130,438
Diana M. Murphy	60,000	70,438	130,438
Robert A. Profusek	60,000	70,438	130,438

(1)
At its November 2014 meeting, the Compensation Committee recommended to the Board of Directors that the calculated value of the 2014 Restricted Stock Units grant be increased to $75,000 from $60,000. On December 8, 2014, 4,100 Restricted Stock Units were awarded to each then-serving non-employee director for 2015 service based on an average closing price of CTS common stock of $18.46 per share. The dollar amounts reported in this column represent the grant date fair value of such awards as computed in accordance with FASB ASC Topic 718. The grant date fair value represents the number of units awarded, multiplied by the closing price of CTS' common stock on the date of grant. The closing price of CTS' common stock on the New York Stock Exchange was $17.18 on the date of grant. These awards vested on January 6, 2015 and were distributed upon vesting absent a deferral election by the director. All directors except Messrs. Catlow, Cody, and Hunter elected to defer distribution until their retirement from the Board. On December 9, 2013, 3,300 Restricted Stock Units were awarded to each non-employee director for 2014 service. The closing price of CTS' common stock on the New York Stock Exchange was $17.80 on the date of grant. The grant date fair value of each award was $58,740. These awards vested on January 7, 2014, and were distributed upon vesting absent a deferral election by the director. All directors except Mr. Cody elected to defer distribution until their retirement. The non-employee directors had no other unvested stock awards outstanding at 2014 fiscal year-end. Due to SEC reporting rules, the grants of Restricted Stock Units actually made during 2014 are reported in this table.

          Director Compensation.    Employee directors receive no compensation for serving on the Board or Committees of the Board. Compensation for non-employee directors is determined by the Board based on recommendations by the Compensation Committee. In addition, CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs. Director compensation is generally divided into two roughly equal components: a cash component and a stock-based component.

          Effective January 1, 2013, each director was entitled to receive a base annual retainer at the rate of $60,000 in cash. In addition to the base annual retainer, the Lead Independent Director retainer is now set at $20,000 per year, the Audit Committee Chair retainer is $10,000 per year, the Compensation Committee Chair retainer is $10,000 per year and the Nominating and Governance Committee Chair retainer is $5,000 per year.

          The Board has established an annual stock-based compensation target for each non-employee director that has been amended from time to time. The annual stock-based compensation target for 2014 service was $60,000 per non-employee director. Since 2005, the stock-based compensation target has been fulfilled by grants of RSUs. The RSUs are granted and fully vested after one month. The grants provide directors with the opportunity to defer distribution of some or all of the RSUs until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred RSUs.

          CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director's account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director's account is shown in the Directors' and Officers' Stock Ownership table on page 17.

 REPORT OF THE AUDIT COMMITTEE

          The Audit Committee acts pursuant to its written charter adopted by the Board, a copy of which may be obtained from CTS' website at http://www.ctscorp.com/governance/auditcharter.htm. All members of the Audit Committee are financially literate and independent as defined in the NYSE Corporate Governance Listing Standards.

          The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS' independent auditor, the audited consolidated financial statements of the corporation for 2014; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent auditor's communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the financial statements be included in CTS' Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

CTS Corporation 2014 Audit Committee

Lawrence J. Ciancia, Chairman; Walter S. Catlow; and Michael A. Henning

Independent Auditor

          Grant Thornton LLP has served as CTS' independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2014 and December 31, 2013.

	Audit Fees	Audit-Related Fees	Tax Fees(1)	All Other Fees
2014	$1,024,501	—	$25,170	—
2013	$1,479,923	—	$21,227	—

(1)
Includes tax compliance fees related to certain of CTS' subsidiaries.

          The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year.

          The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

 2014 ANNUAL REPORT ON FORM 10-K

          Upon receipt of the written request of a shareholder owning shares of CTS common stock on the Record Date addressed to the Corporate Secretary of CTS Corporation, 2375 Cabot Drive, Lisle, Illinois 60532, CTS will provide to such shareholder, without charge, a copy of its 2014 Annual Report on Form 10-K, including the financial statements and financial statement schedule. You may also call investor relations at (574) 523-3800, email at shareholder.services@ctscorp.com, or obtain a report on CTS' website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the 2015 Annual Meeting of Shareholders to be held on May 21, 2015.

          This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our 2014 Annual Report to Shareholders, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Robert J. Patton Corporate Secretary

Elkhart, Indiana
April 9, 2015

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2015. Meeting Information CTS CORPORATION Meeting Type: Annual Meeting For holders as of: March 24, 2015 Date: May 21, 2015 Time: 9:30 AM CDT Location: Hotel Arista 2139 City Gate Lane Naperville, IL 60563 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. CTS CORPORATION ATTN: ROBERT J. PATTON 2375 CABOT DRIVE LISLE, IL 60532 M89496-P62236 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 7, 2015 to facilitate timely delivery. How To Vote M89497-P62236 Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) W. S. Catlow 02) L. J. Ciancia 03) P. K. Collawn 04) G. Hunter 05) W. S. Johnson 06) D. M. Murphy 07) K. O'Sullivan 08) R. A. Profusek The Board of Directors recommends you vote FOR the following proposals: 2. Approval, on an advisory basis, of the compensation of CTS' named executive officers. 3. Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. M89498-P62236

M89499-P62236

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CTS Corporation Retirement Savings Plan. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 18th, the shares held by Vanguard Fiduciary Trust Company will not be voted. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CTS CORPORATION ATTN: ROBERT J. PATTON 2375 CABOT DRIVE LISLE, IL 60532 M89493-P62236 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) W. S. Catlow 02) L. J. Ciancia 03) P. K. Collawn 04) G. Hunter 05) W. S. Johnson 06) D. M. Murphy 07) K. O'Sullivan 08) R. A. Profusek The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! 2. Approval, on an advisory basis, of the compensation of CTS' named executive officers. ! ! ! 3. Ratification of the appointment of Grant Thornton LLP as CTS' independent auditor for 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M89494-P62236 CTS CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2015 The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Kieran O'Sullivan and Robert J. Patton as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on March 24, 2015 at the Annual Meeting of Shareholders originally convened on May 21, 2015 and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side